SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:

|_|  Preliminary Proxy Statement
|_|  Confidential, For Use of the Commission
     Only (as permitted by Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|X|  Soliciting Material Under Rule 14a-12

                           ORION POWER HOLDINGS, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     |X| No fee required.

     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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     |_| Fee paid previously with preliminary materials:

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                        [Orion Power Holdings, Inc. Logo]


ORION POWER ANNOUNCES BEST EVER QUARTER RESULTS, EARNINGS PER SHARE OF $0.58; ON
                  TARGET FOR 2001 AND 2002 EARNINGS FORECASTS

BALTIMORE, Oct. 31 -- Orion Power Holdings, Inc. (NYSE: ORN), an independent electric power generating company, announced today the best quarterly earnings in the company's history. Additionally, it announced that it is making substantial progress on its proposed merger with Reliant Resources, Inc.

Net income for the quarter ended September 30, 2001 was $64.9 million, substantially exceeding net income of $3.9 million for the third quarter of 2000. Diluted earnings per share rose to $0.58 per share from $0.05 per share for the same period in 2000, with 113.7 million equivalent shares outstanding in 2001 compared with only 71.9 million equivalent shares outstanding in 2000 when Orion Power was a privately held company. Revenue for the quarter increased 7% to $367.0 million, from $343.0 million a year ago. Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) rose 87% to $173.4 million for the quarter, compared with $92.7 million a year ago.

For the nine months ended September 30, 2001, net income was $101.3 million, an increase of 472% compared with net income of $17.7 million for the same period in 2000. Diluted earnings per share rose 238% to $0.98 per share compared with $0.29 per share in 2000, with 104.6 million equivalent shares in 2001 compared with 57.9 million equivalent shares outstanding in 2000. Revenue for the first nine months was $946.8 million, an increase of 38% from $684.7 million a year ago. EBITDA for the first nine months rose 88% to $394.9 million from $210.6 million in 2000.

"We are proud of our accomplishments in the third quarter and first nine months of 2001," said Orion Power's President and Chief Executive Officer, Jack Fusco. "Our entrepreneurial culture, diversified generation asset base, talented people and sound risk management practices have enabled us to achieve strong financial performance and to create shareholder value. Indeed, the announced merger with Reliant Resources is a validation of our strategy and the superb execution of that strategy by our dedicated and resourceful employees."

Scott Helm, Orion Power's Executive Vice President and Chief Financial Officer, added: "Our third quarter results met the expectations we set forth in early July. We are also pleased to report that, due in part to the sale of our capacity in the New York City 2001-2002 winter capacity auction at attractive prices, we anticipate meeting our fourth quarter earnings target. This, in turn, means we anticipate meeting our target of $1.15 of diluted earnings per share for the year 2001, delivering to shareholders 86% annual earnings growth. Lastly, without giving effect to the anticipated merger with Reliant Resources, we also reiterate our previous full year 2002 guidance for fully diluted earnings per share of $1.50."

"Finally," Fusco concluded, "we have made meaningful progress toward completing the merger with Reliant Resources. We have made the requisite regulatory filings and established a merger integration planning team and process. I am confident the merger team will remain focused on obtaining the approvals on a timely basis and assuring that solid planning is in place so that we can achieve a seamless integration of the two companies. Meanwhile, the Orion Power team will remain focused on operating our business."

    Other highlights of Orion Power's recent achievements include:

    --  Filing for the following merger/ shareholder approvals/notifications:
        - Federal Trade Commission and Department of Justice notification pursuant to Hart Scott Rodino Act,
        - Federal Energy Regulatory Commission (FERC) approval under the Federal Power Act,
        - New York Public Service Commission declaration that it will not exercise jurisdiction, and

        - A Preliminary Proxy Statement with the SEC for Orion Power stockholders' approval;
    -- Receipt of the final approvals necessary to commence construction of Kelson Ridge Generating Station located in Maryland, south of Washington, DC;
    -- Filing of the Article X application with the New York State Siting Board for approval to expand the capacity and substantially improve the operating and environmental efficiency of the Astoria Generating Station in New York City;
    -- Completion of the purchase of a 250 megawatt combined-cycle power project, expected to be in operation by 2004, and, located near West Palm Beach, FL from Competitive Power Ventures (CPV); and
    -- Significant advancements in our construction projects at Brunot Island in Pittsburgh and Liberty Electric in South Philadelphia.

Orion Power will hold a conference call this morning to discuss its results of operations for the third quarter of 2001. The details of the call are as follows:

     Date: October 31st
     Time: 11:00 am EST

     Live Domestic Call-in: (800) 982-3654
     Live International Call-in: (703) 871-3021
     Passcode: 5583288

     Webcast (for both live and replay): www.orionpower.com, click
                                         ------------------
     on 'Investor Relations'

     Replay (available through November 2nd): (703) 925-2533
     Replay Passcode: 5583288

Orion Power Holdings, Inc. (NYSE: ORN), headquartered in Baltimore, MD, is a fast-growing independent electric power generating company formed in March 1998 to acquire, develop, own and operate power-generating facilities in the newly deregulated wholesale markets throughout North America. Since its inception, Orion Power Holdings has invested over $4 billion in 81 power plants currently in operation with a total capacity of 5,926 megawatts and an additional 5,000 megawatts in construction and various stages of development.

On September 27, 2001, Orion Power Holdings, Inc. and Reliant Resources, Inc. (NYSE: RRI) announced that they have entered into a definitive merger agreement, under which Reliant Resources will acquire all of the outstanding shares of Orion Power. The companies anticipate that the transaction will be completed in early 2002, at which time Orion Power's business will be combined with Reliant Resources' domestic wholesale group. For more information about Orion Power, visit its website at www.orionpower.com.

Orion Power Holdings, Inc. (the "Company") has filed a preliminary proxy statement and other relevant documents concerning the proposed merger transaction between the Company and Reliant Resources, Inc. ("Reliant Resources") with the SEC. The Company plans to file a definitive proxy statement and other relevant documents concerning the proposed merger transaction with the SEC. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (WHEN IT BECOMES AVAILABLE) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors can obtain these documents after they are filed with the SEC free of charge at the SEC's web site (www.sec.gov) or by contacting Investor Relations, Orion Power Holdings, Inc., 7 East Redwood Street, 10th Floor, Baltimore, Maryland 21202; telephone (410) 230-3528.

The Company and its directors, executive officers and certain of its employees may be considered "participants" in the solicitation of proxies from the Company's stockholders in connection with the merger transaction. Information regarding such persons and a description of their interests in the Company and in the transaction are contained in the Company's proxy statement for its 2001 Annual Meeting of Stockholders dated April 30, 2001, in the definitive proxy statement to be filed by the Company with the SEC, and in the Company's Annual Reports on Form 10-K filed with the SEC.

     For further information please contact Rahul Advani at 410-230-3528.

     Caution regarding forward-looking statements:

The information presented and conference call referenced above includes forward-looking statements, in addition to historical information. Orion Power cautions that there can be no assurance that such indicative results will be realized and that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to (i) changes in government regulations (including environmental regulations) and anticipated deregulation of the electric energy industry; (ii) additional competition in Orion Power's markets;
(iii) potential business strategies, including acquisitions or dispositions of assets that Orion Power may pursue; (iv) political, legal and economic conditions and developments in Orion Power's markets; (v) financial market conditions and the results of financing efforts; (vi) changes in commodity prices and interest rates; (vii) weather and other natural phenomena; (viii) the performance of Orion Power projects and investments and the success of efforts to develop new opportunities; and (ix) other factors, whether discussed above or in reports filed by Orion Power with the Securities and Exchange Commission.


                            SUMMARY INCOME STATEMENT

                   ($ In thousands, except per share amounts)



                                Three Months Ended,    Nine Months Ended,
                              9/30/2001  9/30/2000    9/30/2001   9/30/2000

    Revenues                  $366,999   $343,010     $946,812    $684,684
    Operating Expenses
      Fuel                     147,646    189,539      385,838     317,245
      (Gain)/Loss in
       derivative financial


       instruments             (14,748)        --      (16,407)         --
      Operations &
       maintenance              35,041     32,569       92,725      68,122
      General &
       administrative           15,183      9,837       43,363      24,333
      Taxes other than
       income                   10,484     18,336       46,354      45,352
      Depreciation &
       amortization             34,439     33,143       99,634      75,439
      Charge for buyout of
       operations &
       maintenance contract         --         --           --      19,000
    Total operating
     expenses                  228,045    283,424      651,507     549,491
    Operating income           138,954     59,586      295,305     135,193
    Interest expense,
     net                       (44,328)   (52,835)    (137,314)   (105,138)
    Pre-tax Income              94,626      6,751      157,991      30,055
    Income Taxes               (29,752)    (2,830)     (56,666)    (12,384)
    Net Income                 $64,874     $3,921     $101,325     $17,671

    EPS -
      Basic                      $0.63      $0.05        $1.04       $0.31
      Diluted                    $0.58      $0.05        $0.98       $0.29

    EBITDA                    $173,393    $92,729     $394,939    $210,632

    Megawatt hours
     produced                5,270,679  4,875,779   15,048,615  10,370,161

    Megawatts owned
     (end-of-period)             5,926      5,396        5,926       5,396

